Exhibit 10.45

AUTOBORROW AGREEMENT

BANK OF AMERICA	AUTOBORROW SERVICE AGREEMENT
Bank of America, N.A.

This Autoborrow Agreement (the “Agreement”) is made as of this 6th day of September, 2017, by and between Vitamin Cottage Natural Food Markets, Inc. (“Client”) and Bank of America, N.A. (“Bank”).

Client has requested that Bank provide to Client the AutoBorrow service and Bank is willing to provide such service to Client.

For and in consideration of the promises contained herein and the performance of obligations specified herein, it is agreed as follows:

Definitions.

As used herein, the following terms shall have the meaning defined below. All capitalized terms used herein, including within the following definitions, but not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement dated as of January 28, 2016 by and among Client, the Guarantors party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), L/C Issuer, and Swing Line Lender, as such agreement may be amended, modified, extended, restated, replaced or supplemented from time to time (the “Credit Agreement”).

1.	Account: Client’s demand deposit account number 8670107098 at Bank.

2.

Borrowing Increment Amount: Specified whole dollar amount in which Swing Line Loans shall be made from the swing line facility under the Credit Agreement (the “Swing Line Facility”) and deposited in the Account. For purposes of this Agreement, the Borrowing Increment Amount shall be $100,000.00.

3.

Borrowing Target: The minimum amount of collected funds Client wishes to maintain in the Account; any balance less than the Borrowing Target shall trigger an incremental advance from the Swing Line Facility if sufficient credit under the Swing Line Facility is available, as provided in Step 3, below under “Operation of AutoBorrow.” For the purposes of this Agreement, the Borrowing Target shall be $0.00.

4.

Swing Line Facility: The Swing Line Loans extended to Client by Bank, as Swing Line Lender, under Section 2.04 of the Credit Agreement, in the maximum principal amount equal to the Swing Line Sublimit.

5.

Repaying Increment Amount: Specified whole dollar amount in which funds transfers shall be made from the Account to the Swing Line Facility. For purposes of this Agreement, the Repaying Increment Amount shall be $100,000.00.

6.

Repaying Target: The maximum amount of collected funds Client wishes to maintain in the Account; any whole dollar incremental balance in excess of the Repaying Target shall be transferred from the Account to pay down the Swing Line Facility if there exists an outstanding principal balance on the Swing Line Facility, as provided in Step 2 below under “Operation of AutoBorrow.” For purposes of this Agreement, the Repaying Target shall be $0.00.

7.	Swing Line Sublimit: $48,000,000, or such other amount constituting the “Swing Line Sublimit” (as defined in the Credit Agreement) as Bank may be advised by Administrative Agent.

Operation of AutoBorrow.

Step 1.

At the end of each Banking Day, Bank will determine the collected funds in the Account and the aggregate outstanding amount of all Swing Line Loans. For purposes of this Agreement, “Banking Day” means each day that is not a Saturday, Sunday or U.S. federal holiday.

Step 2.

If the collected funds in the Account are in excess of the Repaying Target in an amount at least equal to the Repaying Increment Amount, Bank shall transfer collected funds in excess of the Repaying Target from the Account in multiples of the Repaying Increment Amount as a payment on any then outstanding Swing Line Loans in an amount equal to the lesser of (i) the principal balance outstanding under the Swing Line Facility, or (ii) the amount of collected funds in the Account in excess of the Repaying Target.

Step 3.

If the collected funds in the Account are less than the Borrowing Target and the aggregate amount of outstanding Swing Line Loans is less than the Swing Line Sublimit, Bank, as Swing Line Lender, shall make Swing Line Loans from the Swing Line Facility for deposit in the Account in multiples of the Borrowing Increment Amount in such amounts as may be required to bring the Account balance up to the Borrowing Target; provided that the Bank, as Swing Line Lender, shall not be obligated to make Swing Line Loans if all other conditions for funding Swing Line Loans as set forth in the Credit Agreement are not satisfied (unless the Bank waives such conditions in its sole and absolute discretion) and provided further that, after giving effect to any such Swing Line Loans, the aggregate outstanding amount of all Swing Line Loans shall not exceed the Swing Line Sublimit. If at any time the amount available for advance under the Swing Line Facility is less than the Borrowing Increment Amount, Bank shall make Swing Line Loans in such amount up to the Swing Line Sublimit, without regard to the Borrowing Increment Amount.

notwithstanding anything to the contrary in this agreement, the BANK, as Swing Line lender, shall not be under any obligation to make any Swing Line Loan if it shall determine in good faith that there exists, or after giving effect to such Swing Line Loan there would exist, Fronting Exposure in respect of Swing Line Loans.

Prepayments.

Client acknowledges and agrees that, if at any time any Swing Line Loans made for deposit in the Account under this Agreement exceed the amount permitted to be borrowed under the Credit Agreement, the Client shall immediately prepay Revolving Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess as required by the terms of the Credit Agreement.

Confirmations and Statements.

After each funds transfer, Bank will provide to Client a written confirmation noting the date and amount of each transfer. Client will also receive a monthly AutoBorrow statement reflecting activity in the Account.

Related Documents.

This Agreement incorporates by reference the terms and conditions set forth in the Credit Agreement, the other Loan Documents, the Deposit Agreement and Disclosures, Signature Cards and Corporate Resolutions relating to the Account. To the extent that any terms and conditions in any such document or in any document conflict with this Agreement, the terms and conditions of this Agreement shall control with respect to any borrowings from or repayments to the Swing Line Facility made pursuant to this Agreement (including, without limitation, the provisions relating to Term and Termination and Suspension).

Term and Termination.

This Agreement shall remain in effect until terminated as set forth below, subject, however, to Bank’s right to suspend the AutoBorrow service as set forth below. This Agreement shall terminate immediately upon the earlier to occur of (a) expiration or termination of the Swing Line Facility, or (b) at any time Bank is no longer the Swing Line Lender; it being expressly agreed that Bank is under no obligation to provide Client prior written notice of such termination. In addition, Bank shall have the right to terminate this Agreement upon the occurrence and during the continuance of any Default or Event of Default under the Credit Agreement. Unless terminated earlier under the foregoing provisions, either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party.

Suspension.

Notwithstanding anything to the contrary in this Agreement, in the event of (a) the occurrence and during the continuance of any Default or Event of Default under the Credit Agreement, (b) if Bank, in its sole judgment, believes that its continued provision of the AutoBorrow service may create a risk of financial loss to it or (c) there is a Defaulting Lender under the Credit Agreement, Bank may suspend its provision of such service for such period of time as Bank determines, and during such period Bank shall have no obligation, as Swing Line Lender, to make Swing Line Loans hereunder. Bank shall promptly notify Client after any such suspension, other than any suspension resulting from a Default or Event of Default under the Credit Agreement, provided that the failure to give such notice shall not affect the validity of such suspension. Any election by Bank to suspend the AutoBorrow service shall not constitute a waiver by Bank of any Default or Event of Default and shall not limit or impair any of Bank’s rights or remedies under this Agreement or otherwise available to Bank, including, without limitation, Bank’s right to terminate this Agreement as set forth above. The AutoBorrow service shall also be suspended by Bank immediately following notice from the Administrative Agent that the conditions for advance of a Swing Line Loan under the Credit Agreement have not been satisfied, and such suspension shall continue until Administrative Agent gives notice to the Bank that such conditions have been satisfied and Client shall thereafter be entitled to advances of Swing Line Loans hereunder.

No Waiver; Cumulative Remedies.

No failure by Bank to exercise, and no delay by Bank in exercising, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof or of any Default or Event of Default under the Credit Agreement or any other Loan Document; nor shall any single or partial exercise by Bank of any right, remedy, power or privilege under this Agreement preclude any other or further exercise by Bank thereof or the exercise by Bank of any other right, remedy, power or privilege under this Agreement, the Credit Agreement, the Loan Documents or any other document evidencing, securing or relating to the Swing Line Facility or otherwise available to Bank. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or otherwise available to Bank.

Fees.

Client agrees to compensate Bank for providing the AutoBorrow service in accordance with the Bank’s fee schedule applicable to AutoBorrow service, which is subject to change from time to time.

Limitation of Liability.

The Bank shall not be liable to Client for failure to perform as contemplated or required by this Agreement unless such failure is the result of the gross negligence or willful misconduct of Bank, its employees, or agents as determined by a final and nonappealable judgment entered by a court of competent jurisdiction. Bank shall not be liable under any circumstances to Client or any third party for any failure to perform if the failure is due to conditions beyond the control of Bank, including, but not limited to, strikes, riots, war, military or national emergencies, acts of God, natural disasters, fire, outages of computers or associated equipment, or failure of transportation or communication methods or power supplies. In no event shall Bank be liable for special, indirect, or consequential damages, even if advised of the possibility of such damages.

Amendments.

This Agreement constitutes the complete understanding of Client and Bank as to the AutoBorrow service, and specifically supersedes all previous written or oral agreements or representations. No amendments to this Agreement shall be effective to bind Client or Bank unless set forth in writing and executed by both Client and Bank.

Notices.

All written notices shall be provided to Bank at:

Bank of America, N.A.

370 17th Street, Suite 5195

Denver, CO 80202

All written notices shall be provided to Client at:

Vitamin Cottage Natural Food Markets, Inc.

12612 West Alameda Parkway

Lakewood, CO 80228

All notices required to be in writing shall be hand-delivered or sent by certified mail, return receipt requested, to the applicable party at its respective address set forth above or as otherwise designated in writing by such party.

Acknowledgment of Authority.

Client acknowledges that the operation of the AutoBorrow service will permit any person conducting transactions on the Account to have the ability to access the Swing Line Facility. Client hereby confirms the authority of each person designated as an authorized signer in resolutions provided to Bank or otherwise authorized, permitted or allowed by Client to conduct transactions on the Account, to also access and conduct transactions on the Swing Line Facility through the AutoBorrow service.

Client also acknowledges that presentation for payment of lost or stolen checks can result in an advance from the Swing Line Facility in accordance with the terms hereof. Client agrees to take all appropriate precautions against such risk, to notify Bank in the event checks are lost or stolen, and to hold Bank harmless and indemnify it immediately upon demand if such an event occurs.

Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Assignment.

This Agreement may not be assigned by Client.

[REMAINDER INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed effective as of the date set forth above.

Client’s name:

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.,

a Colorado corporation

By:        /s/ Kemper Isely

Name:   Kemper Isely

Title:     Co-President

Bank:

BANK OF AMERICA, N.A.,

in its capacity as the Bank

By:         /s/ Anthony Roman

Name:   Anthony Roman

Title:     SVP

This form is acknowledged and agreed by:

BANK OF AMERICA, N.A., in its capacity as

Administrative Agent

By:        /s/ Anthony Roman

Name:   Anthony Roman

Title:     SVP